Exhibit 21.1
SUBSIDIARIES OF FUSION-IO, INC.
Fusion-io Au PTY LTD (Australia)
Fusion Multisystems Ltd (Canada)
Fusion-io SAS (France)
Fusion-io GmbH (Germany)
Fusion-io Limited (Hong Kong)
Fusion-io KK (Japan)
Fusion-io Singapore Private Ltd (Singapore)
Fusion-io Ltd (United Kingdom)